Exhibit 99.01

EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	First Nine Months
(Dollars in millions)	2006	2006	2006	2006

Sales Revenue	$1,803	$1,929	$1,966	$5,698
Less: product lines held for sale
Coatings, Adhesives, Special Polymers and Inks (1)	18	17	18	53
Performance Chemicals and Intermediates (2)	30	29	38	97
Performance Polymers (1)	180	168	169	517
Sales revenue - continuing product lines	$1,575	$1,715	$1,741	$63,65

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue	$1,762	$1,752	$1,816	$1,729	$7,059
Less: product lines held for sale
Coatings, Adhesives, Special Polymers and Inks (1)	16	17	15	16	64
Performance Chemicals and Intermediates (2)	26	27	22	29	104
Performance Polymers (1)	141	137	164	176	618
Sales revenue - continuing product lines	$1,579	$1,571	$1,615	$1,508	$6,273

(1) Definitive agreement entered into in October 2006 for the sale of the polyethylene and Epolene polymer businesses and related assets of the Performance Polymers and Coatings, Adhesives, Specialty Polymers, and Inks ("CASPI") segments located at the Longview, Texas site and the Company's ethylene pipeline.

(2) Definitive agreement entered into in July 2006 for the sale of the Company's Batesville, Arkansas manufacturing facility and related assets and the specialty organic chemicals product lines in the Performance Chemicals and Intermediates ("PCI") segment